Answers Corporation

2nd Quarter 2010 Conference Call Script

4:30PM EDT, August 9, 2010

Participants:

Robert S. Rosenschein, Chairman and Chief Executive Officer

Bruce D. Smith, Chief Strategic Officer

Bruce Smith

Good morning and welcome to our call. My name is Bruce Smith, Chief Strategic Officer. Joining me is Bob Rosenschein, Chairman and CEO, who will present our prepared remarks. This call is being webcast and will be available for replay.

Before we begin today, we would like to remind you that our prepared remarks contain forward-looking statements and that management may make additional forward-looking statements in response to questions. These statements are based on current expectations, forecast assumptions, risks and uncertainties, and do not guarantee future performance. The company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Important risks, among others, are our ability to maintain or improve monetization rates; drops in traffic caused primarily by search engine algorithm changes; maintaining our relationship with Google, Answers.com’s most important provider of ads and source of revenue; maintaining and enhancing the quality of our content; potential claims that we are infringing the intellectual property rights of any third party and many other risks, as disclosed from time to time in our SEC filings.

We will be discussing non-GAAP financial measures, including adjusted EBITDA and adjusted operating expenses. We have provided a reconciliation of non-GAAP financial measures, to the most directly comparable GAAP financial measure and a list of reasons why we use non-GAAP financial measures, in today’s earnings release posted on our corporate Website at: ir.answers.com.

Finally, all information shared on this call is as of August 9, 2010, and we do not intend and assume no obligation to update such information.

And with that, I would like to turn the call over to Bob Rosenschein.

Bob Rosenschein

Good afternoon and welcome; I’m very pleased you could join us today. We moved the call to after market close so that we could include our West Coast investors, too.

Consistent with our last call, today I am going to cover 4 areas:

1.	Financial highlights

2.	Traffic and monetization trends

3.	Key initiatives, including our reputation management system project

4.	Q&A landscape

#1.  First, Answers.com Q2 financial highlights and other recent milestones.

·	Q2 revenue was $5.02 million. The split was 80/20 WikiAnswers / ReferenceAnswers.

·	Adjusted EBITDA reached $1.38 million, a 28% margin.

·	GAAP net income was $2.12 million, which includes the quarterly valuation of Redpoint’s warrants.

·	Cash and marketable securities rose to $25.4 million, almost $1 million higher than last quarter.

Total traffic was 11 million average daily page views, up 21% year-over-year from 9 million last year. In other words, we had about one billion total page views in Q2. WikiAnswers average daily page views were 8.6 million of the 11 million, up 41% year-over-year. ReferenceAnswers traffic in Q2 2010 was down 19% year-over-year, though in part that was due to the loss of the Google definition link last autumn. Our WikiAnswers and ReferenceAnswers monetization per thousand pages, or RPM’s, were $5.11 and $4.64, respectively, in Q2, down 17% and 21% year-over-year. I’ll go into more detail on this in a few minutes.

By the way, as our sites become more and more integrated, separating the properties becomes less meaningful, because we sometimes shift traffic between them for internal technical reasons. It is likely that we will report consolidated Answers.com numbers in the future.

Audience size. According to comScore, we received 40.4 million unique visitors in the U.S. in the month of June, ranking Answers.com sites #22. Our global audience was 68.5 million people, ranking us the #41st largest audience on the Internet worldwide.

Cash, marketable securities and short-term deposits as of June 30 were $25.4 million, almost $1 million higher than at the end of the previous quarter. The net increase stems mostly from cash from operations of approximately $1.5 million, less capital expenditures of about $400 thousand, and preferred dividends of roughly $200 thousand.

#2.  Let’s dive deeper into traffic and monetization trends. As you know, revenue = page views times per-page monetization. Our overall traffic jumped 21% year-over-year from 9 to 11 million average daily page views, and WikiAnswers shot up even more: 41%. So why was our revenue flat year-over-year at $5 million?

The simple answer is a year-over-year corresponding drop in revenue-per-thousand page views, or RPM’s. To better understand the trend, it’s worth analyzing aspects of Internet monetization.

The two types of advertising elements that we show are display ads and performance text ads. Display ads are graphical ads, billboards on the page; we make money for showing them, whether the user clicks on or even notices them or not. We work with a New York firm called AdMeld to manage our ad inventory and optimize in real-time the many network suppliers who bid for billboard space on our pages. We earned 16% of our Q2 revenue from display ads.

The larger source of ad revenue is Google AdSense: pay-for-performance ads, also known as cost-per-click (CPC). These are plain text ads, and both Google and Answers.com only earn revenue if and when a user actually clicks on one. 83% of our Q2 revenue came from Google AdSense. This percentage was down from 90% the previous year. We are taking action to reduce our over dependence on one partner.

On the RPM front, ReferenceAnswers RPM’s for July actually trended better than Q2 at $5.15, while WikiAnswers RPM’s remain under pressure, with July RPMs at roughly $4.55. We believe there are multiple contributing factors to the RPM decline, including familiarity of our user base with the site, as well as Google’s algorithms.

We take the monetization challenge very seriously and are addressing it from multiple angles, including:

1.
Identifying new commercial partners to help us diversify away from over-reliance on AdSense. We are in active discussions to identify monetization partners to help sell CPM advertisement inventory in premium categories at higher rates.

2.
Diversify product offerings. We shipped Video Answers.com. Though it’s still very fresh, we are hopeful that the high monetization rates which characterize pre-rolls and the video space will contribute to our overall RPM’s.

3.	Product Improvements.

a.
We mentioned in our last call that we were working on a wide right-rail display ad in our page design. This was successfully completed in June and augmented our RPM’s, as expected, helping offset some other declines.

b.
In Q4, we expect to test a product improvement called Universal Search, which will present our internal search results in a traditional search engine format, with performance text ads at the top. This should boost monetization rates modestly and also help users locate answers more conveniently.

c.	Content quality, which I’ll talk more about shortly.

#3.  Key Initiatives.

I’d like to update you on what we’ve accomplished on the product side in the last three months—and what we are currently doing.

International. In Q1 of this year, we spent $300,000, and in Q2 $50,000 translating English answers into French, Italian, German and Spanish using professional agencies, to prime the pump on our international versions. We think it has largely worked. We are currently not translating content, which allows us to control short term costs and focus our efforts on building the communities in our international markets. We continue to be excited about the growth potential and upside in the medium-term and may well decide to continue and/or expand this translation project further in the future.

Mobile. As promised, we released a new version of mobile Answers.com. It was designed with a smooth, streamlined user interface in mind, as well as the higher-speed performance required for mobile devices. If you haven’t seen it yet, make sure you go to www.answers.com on any smartphone.

We are also working on a downloadable mobile Answers.com app, which we hope to ship in beta form by around the end of the third quarter. It will initially run on the Apple iPhone, and we intend to bring it to tablets, such as the iPad, and also Google Android based devices later on.

Social Media. We’ve received positive feedback from our users about our Facebook connectivity, especially the ability to mark pages that you “like” in a simple fashion. We are adding recommendations, but the bigger Facebook-oriented enhancement we will add this year will be the ability to post questions and answers to your Facebook friends directly from Answers.com. We believe that the Facebook platform is a massive platform opportunity, second only to Google and the other search engines.

We recently also added a new Twitter-based outgoing feed called @TrendingAnswers, which actually tweets interesting facts, trivia, and answers about hot trending topics.

Further on the social media front, over the next month, look for a social gaming announcement, initially as an iPhone app, also a Facebook app, and as a website, too. Its primary purpose is to help promote the brand, drive new buzz, and hopefully create a unique traffic source. We think you’ll find the new game fun... and hopefully addictive, too. Initially, it will be one player at a time, but it will show you leader-boards and ranking among your Facebook and Twitter friends. The second milestone should include 1-on-1 challenge with friends.

Video. I already mentioned this, under monetization. We are very proud of Video.Answers.com, with 200,000 great short videos on demand, in hundreds of high-value consumer-oriented categories. We expect to be highlighting video answers more prominently in the future.

And now the single most important initiative we are working on: Reputation Management System (RMS). The quality of our answers database builds trust, and trust builds traffic. Trust by users drives trust of search engines, whose favorable ranking we seek.

What exactly is RMS? The heart of our quality initiatives is to create an automated dynamic algorithm which we expect will:

·	Measure and rate the trustworthiness of each contributor, each question and each answer.

·	Dynamically empower the best contributors by automatically granting and revoking permissions.

·	Highlight the highest quality answers and the most trustworthy users.

·	Use automatic learning algorithms to make RMS smarter by mining our statistical gold mine of data. We have over 28 million edits to our answers.

What should all this accomplish? The fundamental goal is to raise the exposure of the best answers content and weed out the poorer stuff.

This proprietary quality enhancement project is currently under development by our engineers. Currently we are focused on measurement functionality. Overall, the reputation management system will be deployed in several stages over the upcoming several quarters.

We think that the upside of a higher quality database is considerable and will create greater traffic, revenues, and brand trust value.

#4. Q&A Landscape. Now let’s look at the quality initiative in the broader context of our industry.  RMS is not just about improving the quality of our service; it helps us tackle head on the changing nature of the Q&A space.

Historically, Q&A was primarily about bulk – having as much content as possible.  We succeeded very well by taking on our competitors, such as Yahoo! Answers, head on.  We revolutionized the industry with our WikiAnswers franchise, which allowed us to generate more content very rapidly.

But the environment is evolving. It is not only about the amount of content, but more now about the quality of content, and a number of new players, large and small, have thrown their hats into the ring.

We believe that Answers.com has four competitive advantages:

·	First of all, size matters. Our database of over 9 million answered questions is a real asset, as is the statistical gold mine of the tens of millions of user actions which built it.

·	Second, the fact that we operate a ‘wiki’ has the benefit of answers being developed and improved over time. This promotes quality.

·
Third, our large community of contributors offers another competitive edge, and the 1,000 supervisors who oversee our 6,000 categories are committed individuals who care about and nurture their own areas of Q&A.

·
Fourth: ReferenceAnswers. No other Q&A site is backed up by such an extensive library of high-quality reference content originating from leading publishers. This content supplies numerous answers to questions, and we benefit from cross linking between community-driven content and the premium editorial pages. By the way, we continuously beef up this backbone of useful content. Just recently, we renewed and expanded several important partnerships with leading publishers, including Gale, McGraw-Hill, and Oxford University Press.

With these four advantages, we believe we are well positioned to be a leader in the Q&A space.

We also believe that it is in our best interest to embrace the major platforms on today’s Web, especially Google, Facebook, Apple, Microsoft, and Twitter. For Answers.com, it means connecting to them using open standards. We have the content, and we want to distribute it widely through creative implementations and partnerships.

In summary,

·	It’s a great time in a large, significant, and growing industry that is gaining major new attention.

·	We are generating cash and enjoy financial stability, with $25 million in the bank.

·	We have the 22nd largest audience in the U.S., 41st worldwide.

·	With one of the largest databases of answers in the industry.

·	We are making progress on several new initiatives that can materially improve traffic growth and monetization rates.

·	Going into our traditionally strongest season, post Labor Day, fall and holiday season, we have every reason to be optimistic.

With that, thank you, and I’ll turn it over for any questions...